Exhibit 99.1

FOR IMMEDIATE RELEASE

WMS REPORTS $0.34 DILUTED EARNINGS PER SHARE FOR SEPTEMBER 2009

QUARTER, INCLUSIVE OF $0.02 PER SHARE CHARGE RELATED TO EARLY

CONVERSION OF NOTES TO COMMON STOCK

– Operating Margin Increases 300 Basis Points to 19% Reflecting Revenue Growth of 9%

to $165 Million and 300 Basis Point Increase in Total Gross Margin to 66% –

– Reiterates Fiscal 2010 Revenue Guidance of $760-to-$780 Million and

Initiates Second Quarter Revenue Guidance of $184-to-$190 Million –

Waukegan, Ill., October 26, 2009 - WMS Industries Inc. (NYSE:WMS), a leading developer, manufacturer and marketer of games and gaming machines for the global gaming industry, today reported financial results for its fiscal 2010 first quarter ended September 30, 2009.

Fiscal 2010 First Quarter Highlights:

➢	Total revenues increased 9% to a first quarter record of $165.3 million

➢	Gaming operations revenue grew 19%, as the average installed participation footprint increased 9% to a record 10,237 gaming machines and the average daily revenue increased 12% to a record $77.23 per participation unit

➢

Product sales revenues increased as average selling price improved 13% to a quarterly record $15,062 per unit due to ongoing strong demand for premium-featured Bluebird®2 gaming machines, which accounted for 69% of new units shipped

➢	Gross margin rose 300 basis points to a quarterly record 66.1% leading to a 14% increase in total gross profit to $109.3 million

➢	Operating margin increased 300 basis points to 19.1% from 16.1%, with operating income increasing 30% on a 9% increase in revenues

➢	Net income rose 26% to $19.8 million, or $0.34 per diluted share, inclusive of a $0.02 per diluted share charge related to the early conversion by holders of $79.4 million of our 2.75% Convertible Notes due July 15, 2010 (the “Notes”) to common stock (as reported on September 29, 2009)

“WMS’ record fiscal first quarter financial performance, including a 26% increase in diluted EPS on a 9% increase in revenues, represents our 19th consecutive quarter of double-digit, year-over-year earnings growth. This performance continues to demonstrate that our foundation for sustainable long-term profitable growth is firmly established,” said Brian R. Gamache, chairman and chief executive officer. “Our consistent revenue growth stemming from our broad product offering of superior performing games is complemented by our ability to drive margin enhancement from continuous improvement in our operating execution. With a clear focus on delivering excellence in industry-leading innovative and differentiated products, and in our operating performance, WMS remains poised to continue building stockholder value.

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WMS Industries Reports Fiscal First Quarter Results, 10/26/2009	page 2

“WMS has a well-earned reputation for developing player-appealing products that generate high earnings for our casino customers and we look forward to building on this foundation next month at G2E®, the gaming industry’s leading trade show. This year we will showcase our newest creative and advanced products that deliver a new standard of gaming entertainment experiences to casino patrons and benefits for our casino customers. WMS’ culture of innovation and our focus on continuing to evolve and broaden our product portfolio through the ongoing development of products, gaming content and patron services on both new platforms and in new mediums, are the foundation for our continued growth over the next several years.”

First Quarter Financial Review

Total revenues increased 9% to $165.3 million and total gross profit grew 14% to $109.3 million for the quarter ended September 30, 2009, from $151.4 million of revenues and $95.6 million of gross profit in the September 2008 quarter. The following table summarizes the key components related to revenue generation for the three months ended September 30, 2009 and 2008 (in millions, except unit, per unit and per day data):

	Three Months Ended September 30,
	2009	2008
Product Sales Revenues:
New unit sales revenues	$73.1	$73.2
Other product sales revenues	15.7	14.0

Total product sales revenues	$88.8	$87.2

New units sold	4,851	5,492
Average sales price per new unit	$15,062	$13,331

Gross profit on product sales revenues (1)	$47.0	$43.7
Gross margin on product sales revenues (1)	52.9%	50.1%

Gaming Operations Revenues:
Participation revenues	$72.7	$59.4
Other gaming operations revenues	3.8	4.8

Total gaming operations revenues	$76.5	$64.2

WAP gaming machines at period end	2,897	1,946
LAP gaming machines at period end	2,270	2,162
Stand-alone gaming machines at period end	5,170	5,508

Total installed participation base at period end	10,337	9,616

Average participation installed base	10,237	9,394
Average revenue per day per participation machine	$77.23	$68.75

Installed casino-owned daily fee games at period end	406	792
Average casino-owned daily fee games installed base	460	788

Gross profit on gaming operations revenues (1)	$62.3	$51.9
Gross margin on gaming operations revenues (1)	81.4%	80.8%

Total Revenues	$165.3	$151.4
Total Gross Profit (1)	$109.3	$95.6
Total Gross Margin (1)	66.1%	63.1%

(1)	As used herein, gross profit and gross margin exclude depreciation expense.

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WMS Industries Reports Fiscal First Quarter Results, 10/26/2009	page 3

Product sales revenues for the three months ended September 30, 2009, our historically lowest quarter for product sales, increased $1.6 million to $88.8 million compared with $87.2 million in the year-ago period. New unit sales revenue reflects the ongoing demand for our premium-featured Bluebird2 gaming machines, which drove a 13% increase in the quarterly average selling price to $15,062 per unit that was offset by a decline in new unit shipments due to our customers’ lower capital budgets that reflect the impact of a soft economy. Reflecting strong player appeal and high-earnings performance, Bluebird2 units accounted for approximately 69% of total global shipments. Approximately 32% of our total worldwide shipments were mechanical reel products. Our U.S. and Canadian shipments totaled 2,957 units, of which approximately 80% or approximately 2,400 units were replacements of existing casino-owned units. International new unit shipments totaled 1,894 units and represented 39% of global shipments compared to 38% in the prior year.

Revenues from conversion kit sales, parts and used gaming machines increased 12% over the year-ago period. Approximately 2,600 game conversion kits were sold in the September 2009 quarter compared to just over 2,400 conversion kits a year ago. We shipped approximately 1,500 used gaming machines in the September 2009 quarter compared with just under 1,000 used gaming machines in the prior year quarter.

Gaming operations revenues grew 19% in the September 2009 quarter to $76.5 million compared with $64.2 million in the year-ago period, reflecting a 9% increase in the average installed base to a record 10,237 participation units and a 12% year-over-year increase in the average daily revenue to a record $77.23. As of September 30, 2009, the installed base of gaming operations machines was 10,337 units, a 7% increase over the prior year; and wide-area progressive (WAP) units increased by 951 units, representing 28% of the total installed base compared to 20% of the installed base a year ago. As anticipated, the total installed base as of September 30, 2009 was comparable to June 30, 2009, and reflects a 15%, or 374 unit, quarterly sequential increase in WAP placements offset by a decrease of certain local-area progressive and stand-alone participation series. The average daily revenue increased 5% from the June 2009 quarter. Our growing WAP footprint reflects the ongoing appeal of high-performing games such as THE WIZARD OF OZ™, along with strong demand for our newer games like Reel ‘Em In® Compete to Win® and TIME MACHINE®. Ongoing success with games on WMS’ Sensory Immersion, Adaptive Gaming® and Transmissive Reels® gaming platforms continued to drive strong play levels contributing to the significant year-over-year revenue gain.

Total gross profit, as used herein excluding depreciation expense, increased 14% to $109.3 million for the September 2009 quarter from $95.6 million in the prior year, and total gross margin improved by 300 basis points to 66.1%. Our continuous improvement initiatives drove an enhanced product sales gross margin of 52.9% up from 50.1% in the year ago period, reflecting continued success with our lean sigma and strategic sourcing efforts. Gross margin from gaming operations increased to 81.4% in the September 2009 quarter from 80.8% in the prior-year period, primarily reflecting higher revenue per day that was partially offset by lower royalty revenues.

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WMS Industries Reports Fiscal First Quarter Results, 10/26/2009	page 4

The following table summarizes the key components related to operating expenses and operating income for the three months ended September 30, 2009 and 2008:

	Three months ended September 30,				Increase
	2009		2008
($ in millions)	Amount	As a % of Revenue	Amount	As a % of Revenue	Amount	Percent
Research and development	$26.5	16.0%	$22.0	14.5%	$4.5	20.5%

Selling and administrative	34.0	20.6	32.2	21.3	1.8	5.6

Depreciation	17.3	10.5	17.1	11.3	0.2	1.2

Total operating expenses	77.8	47.1	71.3	47.1	6.5	9.1

Operating Income	$31.5	19.1%	$24.3	16.1%	$7.2	29.6%

Research and development expenses of $26.5 million in the September 2009 quarter were 20%, or $4.5 million, higher than in the year-ago period, reflecting planned spending for expanded product development and other organic growth initiatives. On a quarterly sequential basis, R&D expenses increased $0.8 million. R&D expenses were 16% of revenues in the September 2009 quarter and, as anticipated, were higher than the expected annual rate of approximately 14%, reflecting the effects of seasonally lower quarterly revenues and increased spending related to the near-term launch of our networked gaming applications.

Selling and administrative expenses totaled $34.0 million, or 21% of total revenues, in the September 2009 quarter compared to $32.2 million, or 21% of revenues, in the year-ago quarter and declined by $5.9 million on a quarterly sequential basis. The $1.8 million, or 6%, year-over-year increase in selling and administrative expenses principally reflects higher payroll-related costs associated with WMS’ global growth and improved operating performance.

Depreciation expense for the September 2009 quarter was $17.3 million, which was only slightly higher than a year ago despite the 9%, or 843 unit, year-over-year increase in the average number of participation gaming machines. Improving capital efficiencies and increased operating leverage on depreciation are being achieved in the gaming operations business, resulting from the scheduled rollout of new participation games, increased longevity of games on the casino floor with more gaming machines having been depreciated to their residual value and incorporation of continuous improvement initiatives into the design of new participation games.

Cash flow used in operations in September 2009 quarter was $9.5 million compared with $47.9 million of cash flow provided by operations in the September 2008 quarter. The year-over-year change reflects higher net income that was more than offset by the change in operating assets and liabilities, coupled with an increase in prepaid income taxes as a result of significant stock option exercise activity. The change in operating assets and liabilities primarily reflects greater receivables arising from a higher percentage of shipments late in the September quarter compared to the year-ago period and longer-term financing being provided to select customers, coupled with inventory increasing primarily from the advance purchase of computer chips used in many of our gaming machines. In the September 2009 quarter, prepaid royalty advances increased due to new contracts entered into for licensed brands. Net cash used in investing activities was down slightly year over year, primarily due to less capital deployed for additions to gaming operations equipment in the September 2009 quarter. Net cash provided by financing activities increased by $48.0 million due to increased stock option exercise activity and a reduction in share repurchase activity. Adjusted EBITDA, a non-GAAP financial metric, for the September 2009 quarter rose 22% to $60.6 million compared with $49.7 million in the prior-year period (see reconciliation to net income schedule at the end of this release).

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WMS Industries Reports Fiscal First Quarter Results, 10/26/2009	page 5

In aggregate, total cash, cash equivalents and restricted cash increased to $155.2 million as of September 30, 2009, up from $127.5 million a year ago and $154.7 million at June 30, 2009. As previously disclosed, WMS took several steps during the quarter to further strengthen its financial flexibility, liquidity and already solid capital position. The Company amended and extended its revolving credit facility for a three-year term through September 30, 2012 and expanded its borrowing capacity to $150 million with an ability to further expand the total amount of the credit line to $200 million.

In addition, as previously disclosed, at a cost less than the discounted present value of the remaining interest, WMS provided a financial incentive to induce three holders of our 2.75% Subordinated Convertible Notes due July 15, 2010 (the “Notes”), to convert into common stock prior to maturity. On September 28, 2009, approximately $79.4 million of Notes converted into approximately 6.0 million shares of our common stock, which shares had previously been included in our fully diluted share count. These transactions resulted in a $79.4 million reduction of long-term debt and an increase in common stock and additional paid-in capital of $79.4 million. Subsequent to September 30, 2009, a separate agreement was reached with another Note holder to convert an additional $25.7 million of Notes into approximately 1.9 million shares of our common stock on approximately the same terms. Following the conversion of these Notes into common stock, as of October 2, 2009, the number of shares of our common stock outstanding was approximately 58.7 million and only $9.9 million of Notes remained outstanding.

The September 2009 quarter results include an approximately $0.9 million after-tax impact, or $0.02 per diluted share, related to the cash inducement payments of approximately $0.7 million paid in lieu of remaining interest payments and $0.2 million for the accelerated non-cash write-off of the remaining proportional deferred financing costs related to the Notes. The December 2009 quarter results will reflect a $0.3 million after-tax impact related to the inducement payment and associated non-cash write-off of deferred financing costs for the early conversion of $25.7 million of our Notes on October 2, 2009.

As the inducement payments for all $105.1 million of converted Notes were less than the $1.4 million after-tax impact of remaining interest payments, we expect to record a net favorable cash savings of $0.5 million after-tax over the balance of fiscal 2010.

Fiscal 2010 Second Quarter and Annual Revenue Outlook

WMS expects December 2009 quarter total revenues to range from $184 million to $190 million compared with $178.4 million in the prior year. This range represents 24%-to-25% of our total fiscal 2010 revenue guidance, which is consistent with the range of second quarter revenue contributions for the last three fiscal years, as well as with our previously provided guidance for the progression of quarterly revenue growth during fiscal 2010. Our December 2009 quarterly revenue guidance anticipates that the domestic marketplace will continue to be impacted by the low amount of capital budgeted by casino customers for gaming machine purchases in calendar 2009, the continued slow replacement cycle, as well as a lower number of expected new casino openings compared with the prior-year period. We believe that casino customers on average are planning preliminarily to budget higher capital allocations for gaming machine purchases in calendar 2010, which will benefit the second half of our fiscal year ending June 30, 2010.

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WMS Industries Reports Fiscal First Quarter Results, 10/26/2009	page 6

Reflecting the September 2009 quarter revenue performance, which is consistent with the levels anticipated in the Company’s annual revenue guidance provided in August 2009, WMS today reiterated its full-year fiscal 2010 revenue outlook of $760-to-$780 million.

WMS continues to anticipate that its quarterly revenue progression will reflect historical seasonal trends, with quarterly revenues increasing sequentially throughout the fiscal year, with the lowest total revenues in the September quarter and the highest total revenues in the June quarter. The Company routinely reviews its guidance and may update it from time to time based on changes in the market and our operations.

Gamache concluded, “WMS’ consistent quarter-over-quarter growth in revenues, operating margin and net income continues to distinguish the Company in this tough economic environment. Our products remain in high demand as evidenced by the strength of our mechanical and video reel new unit shipments, the ongoing demand for game conversion kits and our solid base of gaming operations placements and their reported high play levels. Based on our strength and ship share of replacement sales, coupled with the continuing growth opportunities as new jurisdictions enact gaming regulations, existing jurisdictions expand gaming, new casinos open and existing casinos expand, we are well positioned to continue to drive revenues, profits and cash flow over the next several years.

“Our prospects for continued strong profitable growth are fueled by our focus on both game sales and participation revenue growth and our ability to simultaneously achieve higher operating margins. With the best game development team in the industry, leading manufacturing and sales and marketing teams and a pristine balance sheet, we look forward to further realizing the potential of our business and market position as casinos continue to evolve and adopt the leading-edge products and technologies being pioneered by WMS.”

WMS Industries Inc. is hosting a conference call and webcast at 4:30 PM EDT today, Monday, October 26, 2009. The conference call numbers are 212/231-2914 or 415/226-5361. To access the live call on the Internet, log on to www.wms.com (select “Investor Relations”). Following its completion, a replay of the call can be accessed for thirty days on the Internet via www.wms.com.

Product names mentioned in this release are trademarks of WMS, except for the following:

G2E is a trademark of Reed Elsevier Inc. and the American Gaming Association.

THE WIZARD OF OZ and all related characters and elements are trademarks of and © Turner Entertainment Co. (09)

TIME MACHINE is a trademark of Next Generation Entertainment (Aust) Pty Limited.

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WMS Industries Reports Fiscal First Quarter Results, 10/26/2009	page 7

This press release contains forward-looking statements concerning our future business performance, strategy, outlook, plans, products and liquidity, including the statements set forth under the caption “Fiscal 2010 Second Quarter and Annual Revenue Outlook,” among others. Forward-looking statements may be typically identified by such words as “may,” “will,” “should,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” and “intend,” among others. These forward-looking statements are subject to risks and uncertainties that could cause our actual results to differ materially from the expectations expressed in the forward-looking statements. Although we believe that the expectations reflected in our forward-looking statements are reasonable, any or all of our forward-looking statements may prove to be incorrect. Consequently, no forward-looking statements may be guaranteed. Factors which could cause our actual results to differ from expectations include (1) delay or refusal by regulators to approve our new gaming platforms, cabinet designs, game themes and related hardware and software; (2) a failure to obtain and maintain our gaming licenses and regulatory approvals; (3) an inability to introduce in a timely manner new games and gaming machines that achieve and maintain market acceptance; (4) a decrease in the desire of casino customers to upgrade gaming machines or allot floor space to leased or participation games, resulting in reduced demand for our products; (5) a reduction in capital spending or interruption in payments by casino customers associated with business weakness or economic uncertainty that adversely affects our customers’ ability to make purchases or pay; (6) a reduction in play levels of our participation games by casino patrons; (7) cancellation or modification by customers of new gaming machine or participation orders; (8) a software anomaly or fraudulent manipulation of our gaming machines and software; (9) a failure to obtain the right to use, or an inability to adapt to rapid development of new technologies; (10) an infringement claim seeking to restrict our use of material technologies; and (11) the unfavorable outcome of any legal proceedings in which we may be involved from time to time. These factors and other factors that could cause actual results to differ from expectations are more fully described under “Item 1. Business-Risk Factors” and “Legal Proceedings” in our Annual Report on Form 10-K for the year ended June 30, 2009 and our more recent reports filed with the Securities and Exchange Commission.

WMS is engaged in serving the gaming industry worldwide by designing, manufacturing and marketing video and reel-spinning gaming machines, video lottery terminals, and in gaming operations, which consists of the placement of leased participation gaming machines in legal gaming venues. More information on WMS can be found at www.wms.com.

CONTACT:
William Pfund	Joseph Jaffoni or Richard Land
Vice President, Investor Relations	Jaffoni & Collins Incorporated
WMS Industries Inc	212/835-8500 or wms@jcir.com
847/785-3167 or bpfund@wms.com

– financial tables follow –

WMS Industries Reports Fiscal First Quarter Results, 10/26/2009	page 8

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three Months Ended September 30, 2009 and 2008

(in millions of U.S. dollars and millions of shares, except per share amounts)

(unaudited)

	Three Months Ended September 30,
	2009	2008

REVENUES:
Product sales	$88.8	$87.2
Gaming operations	76.5	64.2

Total revenues	165.3	151.4

COSTS AND EXPENSES:
Cost of product sales (1)	41.8	43.5
Cost of gaming operations (1)	14.2	12.3
Research and development	26.5	22.0
Selling and administrative	34.0	32.2
Depreciation	17.3	17.1

Total costs and expenses	133.8	127.1

OPERATING INCOME	31.5	24.3

Interest expense	(2.0)	(0.9)
Interest income and other income and expense, net	1.9	1.0

Income before income taxes	31.4	24.4
Provision for income taxes	11.6	8.7

NET INCOME	$19.8	$15.7

Earnings per share:
Basic	$0.40	$0.31

Diluted	$0.34	$0.27

Weighted-average common shares:
Basic common stock outstanding	50.0	49.9

Diluted common stock and common stock equivalents	60.1	60.0

(1) Cost of product sales and cost of gaming operations exclude the following amounts of depreciation, which are included in the depreciation line item:

Cost of product sales	$1.1	$0.9
Cost of gaming operations	$11.8	$13.2

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WMS Industries Reports Fiscal First Quarter Results, 10/26/2009	page 9

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

September 30, 2009 and June 30, 2009

(in millions of U.S. dollars and millions of shares)

	September 30, 2009	June 30, 2009
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$138.3	$135.7
Restricted cash and cash equivalents	16.9	19.0

Total cash, cash equivalents and restricted cash	155.2	154.7
Accounts and notes receivable, net of allowances of $3.9 and $4.0, respectively	210.6	214.2
Inventories	52.5	43.1
Other current assets	56.2	38.0

Total current assets	474.5	450.0

NON-CURRENT ASSETS:
Gaming operations equipment, net of accumulated depreciation of $221.8 and $211.3, respectively	66.6	68.0
Property, plant and equipment, net of accumulated depreciation of $79.2 and $73.9, respectively	163.2	158.8
Intangible assets, net	98.6	99.3
Deferred income tax assets	30.7	31.2
Other assets, net	54.4	48.7

Total non-current assets	413.5	406.0

TOTAL ASSETS	$888.0	$856.0

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$41.1	$50.4
Accrued compensation and related benefits	12.8	27.9
Other accrued liabilities	32.4	37.4

Total current liabilities	86.3	115.7

NON-CURRENT LIABILITIES:
Deferred income tax liabilities	18.2	17.8
Long-term debt	35.6	115.0
Other non-current liabilities	15.7	16.1

Total non-current liabilities	69.5	148.9

Commitments, contingencies and indemnifications	—	—

STOCKHOLDERS’ EQUITY:
Preferred stock (5.0 shares authorized, none issued)	—	—
Common stock (100.0 shares authorized, 57.0 shares and 51.0 shares issued, respectively)	28.5	25.5
Additional paid-in capital	388.9	311.9
Retained earnings	315.9	296.1
Accumulated other comprehensive income	5.2	3.3
Treasury stock, at cost (0.3 and 1.8 shares, respectively)	(6.3)	(45.4)

Total stockholders’ equity	732.2	591.4

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$888.0	$856.0

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WMS Industries Reports Fiscal First Quarter Results, 10/26/2009	page 10

WMS INDUSTRIES INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended September 30, 2009 and 2008

(in millions of U.S. dollars)

(unaudited)

	Three Months Ended September 30,
	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES

Net income	$19.8	$15.7
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	17.3	17.1
Amortization of intangible and other assets	5.2	4.0
Share-based compensation	4.7	3.3
Other non-cash items	0.8	3.7
Deferred income taxes	0.4	(0.6)
Tax benefit from exercise of stock options	(11.7)	(0.2)
Change in operating assets and liabilities	(46.0)	4.9

Net cash provided by (used in) operating activities	(9.5)	47.9

CASH FLOWS FROM INVESTING ACTIVITIES
Additions to gaming operations equipment	(10.6)	(13.5)
Purchase of property, plant and equipment	(11.6)	(11.4)
Payments to acquire or license intangible and other assets	(1.4)	(1.1)

Net cash used in investing activities	(23.6)	(26.0)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash received from exercise of stock options	26.1	0.7
Tax benefit from exercise of stock options	11.7	0.2
Debt issuance costs	(1.6)	—
Purchase of treasury stock	—	(13.4)
Other	(0.7)	—

Net cash provided by (used in) financing activities	35.5	(12.5)

Effect of Exchange Rates on Cash	0.2	(0.7)

INCREASE IN CASH AND CASH EQUIVALENTS	2.6	8.7

CASH AND CASH EQUIVALENTS, beginning of period	135.7	100.8

CASH AND CASH EQUIVALENTS, end of period	$138.3	$109.5

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WMS Industries Reports Fiscal First Quarter Results, 10/26/2009	page 11

WMS INDUSTRIES INC.

Supplemental Data – Earnings per Share

(in millions of U.S. dollars and millions of shares, except per share amounts)

(unaudited)

	Three Months Ended September 30,
	2009	2008
Net income	$19.8	$15.7
After tax interest expense and amortization of issuance cost on convertible subordinated notes	0.5	0.5

Diluted earnings (numerator)	$20.3	$16.2

Basic weighted average common shares outstanding	50.0	49.9
Dilutive effect of stock options	1.3	1.2
Dilutive effect of restricted common stock and warrants	0.4	0.2
Dilutive effect of convertible subordinated notes	8.4	8.7

Diluted weighted average common stock and common stock equivalents (denominator)	60.1	60.0

Basic earnings per share of common stock	$0.40	$0.31

Diluted earnings per share of common stock and common stock equivalents	$0.34	$0.27

Supplemental Data – Reconciliation of Net Income to Adjusted EBITDA

(in millions of U.S. dollars)

(unaudited)

	Three Months Ended September 30,
	2009	2008
Net income	$19.8	$15.7

Net income	$19.8	$15.7
Provision for income taxes	11.6	8.7
Interest expense	2.0	0.9
Depreciation	17.3	17.1
Amortization of intangible and other assets	5.2	4.0
Share-based compensation	4.7	3.3

Adjusted EBITDA	$60.6	$49.7

Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and share-based compensation) is a supplemental non-GAAP financial metric used by our management and commonly used by industry analysts to evaluate our financial performance. Adjusted EBITDA provides additional useful information to investors regarding our ability to service debt and is a commonly used financial analysis tool for measuring and comparing gaming companies in areas of liquidity, operating performance, valuation and leverage. Adjusted EBITDA should not be construed as an alternative to operating income (as an indicator of our operating performance) or net cash from operations (as a measure of liquidity) as determined in accordance with U.S. generally accepted accounting principles. All companies do not calculate Adjusted EBITDA in necessarily the same manner, and WMS’ presentation may not be comparable to those presented by other companies.

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